                                                                    EXHIBIT: 9.1

                             STOCKHOLDERS' AGREEMENT

         THIS STOCKHOLDERS' AGREEMENT (this "Agreement"), dated as of May 20, 2003, is entered into by and among SIMEX TECHNOLOGIES, INC., a Delaware corporation (the "Company"), each of those Persons listed on Exhibit A attached hereto under the heading "Major Stockholders" (each a "Major Stockholder" and, collectively, the "Major Stockholders"), and any other stockholder of the Company that may be listed on Exhibit A, as amended from time to time as set forth herein.

         Defined terms not defined in the context in which used shall have the meaning ascribed thereto as set forth in Section 10.11 hereof.

                              W I T N E S S E T H:

         WHEREAS, the Major Stockholders own such number of shares of Common Stock and Preferred Stock (collectively, the "Stock") as set forth on Exhibit A; and

         WHEREAS, the Company and the Major Stockholders believe it to be in the best interests of the Company to insure the continuity of harmonious management of the Company and the good performance thereof by providing for certain rights and restrictions with respect to the shares of Stock and by addressing certain matters related to the governance of the Company.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and obligations set forth in this Agreement, the parties hereto agree as follows:

         1.   Transfers of Stock.

                  1.1 Restrictions on Transfers to Third Parties by any Major Stockholder. From the date hereof until the earlier to occur of (i) the second
(2) year anniversary of this Agreement, or (ii) a Change of Control of the Company (such period being referred to as the "Restricted Period"), no shares of Stock or any interest therein now or hereafter owned by any Major Stockholder may be Transferred, except for any of the following Transfers:

                  1.1.1    a Transfer to a transferee permitted under Section
1.2 hereof (a "Permitted Transferee");

                  1.1.2 a Transfer to a third party pursuant to, or otherwise permitted under, Section 3 hereof;

                  1.1.3 an involuntary Transfer to a third party permitted under Section 1.3 hereof; or

                  1.1.4 a Transfer pursuant to Rule 144 of the Securities Act of 1933.

                  1.2      Permitted Transferees.

                  1.2.1 Affiliates, Trusts, etc. Any Major Stockholder (provided in each instance that such Major Stockholder is a natural person) may Transfer any shares of Stock (1) with the prior written consent of the Major Stockholders, to (i) a trust, the beneficiaries of which are such Major Stockholder, such Major Stockholder's spouse, parents, lineal descendants, or any other Person approved by the Major Stockholders, (ii) a corporation, the majority voting power of which is owned by such Major Stockholder, such Major Stockholder's spouse, parents, lineal descendants, or any other Person approved by the Major Stockholders, (iii) a limited partnership, the general partner of which is (A) such Major Stockholder, such Major Stockholder's spouse, parents, lineal descendants, or any other Person approved by the Major Stockholders or
(B) a corporation, limited partnership or limited liability company, the majority of the voting power of which is owned by such Major Stockholder, such Major Stockholder's spouse, parents, lineal descendants, or any other Person approved by the Major Stockholders, or (iii) a limited liability company, the majority of the voting power of which is owned by such Major Stockholder, such Major Stockholder's spouse, parents, lineal descendants, or any other Person approved by the Major Stockholders; or (2) in case of such Major Stockholder's death, by will or by the laws of intestate succession to executors, administrators, testamentary trustees, legatees or beneficiaries. In addition to the foregoing, any Permitted Transferee of any Major Stockholder may Transfer shares of Stock back to such transferring Major Stockholder or to another Permitted Transferee of such transferring Major Stockholder, provided, however, that prior to any Permitted Transferee ceasing to be a Permitted Transferee of a transferring Major Stockholder, such Permitted Transferee shall be obligated to Transfer such Stock back to such transferring Major Stockholder or a Permitted Transferee of such transferring Major Stockholder.

                  1.3 Involuntary Transfers. Any transfer of title or beneficial ownership of shares of Stock upon default, foreclosure, forfeit, court order, or otherwise than by a voluntary decision on the part of any Major Stockholder, other than any transfer upon death (an "Involuntary Transfer"), shall be void unless such Major Stockholder complies with this Section 1.3 and enables the other Major Stockholders to exercise in full their rights hereunder. Upon any Involuntary Transfer, the other Major Stockholders shall have the right to purchase such shares pursuant to this Section 1.3 and the Person to whom such shares have been transferred (the "Involuntary Transferee") shall have the obligation to sell such shares in accordance with this Section 1.3. Upon the Involuntary Transfer of any shares of Stock, such Major Stockholder shall promptly (but in no event later than five days after such Involuntary Transfer) furnish written notice to the Company and the other Major Stockholders indicating that the Involuntary Transfer has occurred, specifying the name of the Involuntary Transferee, giving a detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer. Upon the receipt of such notice, and for sixty (60) days thereafter, the other Major Stockholders shall have the right to purchase, and the Involuntary Transferee shall have the obligation to sell any of the shares of Stock acquired by the Involuntary Transferee for a purchase price equal to the Fair Market Value of such shares of Stock. Each other Major Stockholder may purchase such Stock in the same proportion that the Stock owned by each other Major Stockholder desiring to purchase such Stock bears to the total number of shares of Stock owned by all Major Stockholders. Unless allocated otherwise by the other Major Stockholders, any amount of such Stock not so purchased by each other Major Stockholder entitled to purchase may be purchased by other Stockholders proportionally to their ownership of Stock, and so on until all of such Stock has been purchased or none of the other Major Stockholders desire to purchase any additional share of Stock. The closing of the purchase and sale hereunder shall take place at the offices of the Company on a date designated by the Major Stockholders on at least five (5) days notice to the seller.

         2.   Certain Closing Provisions.

                  2.1 Transfer Free and Clear of Liens and Encumbrances. Shares of Stock transferred pursuant to Section 1.3 hereof, shall be transferred free and clear of all liens and encumbrances attributable to the seller unless otherwise agreed to by the purchaser(s).

                  2.2 Closing Documents. At the closing, the purchaser(s) and seller shall execute and deliver such transfer documents and agreements as may be agreed upon by them.

         3.   Tag-Along and Drag-Along Rights.

                  3.1 Tag Along Rights. The sale of any Stock by a Major Stockholder or a Permitted Transferee thereof shall be subject to the tag-along right set forth in this Section 3.1. No Major Stockholder (for purposes of this Section 3.1, the "Selling Stockholder") may sell any shares of Stock to any third party (except through a sale pursuant to Section 1.1.4) if such shares, together with all shares of Stock previously sold by such Selling Stockholder to third parties (except through a sale pursuant to Section 1.1.4), would represent more than fifty percent (50%) of the aggregate number of shares of Common Stock held by the Selling Stockholder as of the date hereof, unless each other Major Stockholder is offered the right, on a pro rata basis (based upon the number of shares of Common Stock owned by such Major Stockholder) to participate in any such sale by selling to such third party its pro rata portion of Common Stock for a purchase price per share of Common Stock and on other terms and conditions, not less favorable to such Major Stockholder than those applicable to the Selling Stockholder.

                  3.2      Drag Along Rights.

                  3.2.1 If holders of shares of Common Stock that represent an aggregate of fifty one percent (51%) or more of the shares of the outstanding Common Stock (the "Electing Stockholders"), propose to sell or otherwise Transfer shares of Common Stock that represents shares constituting fifty percent (50%) or more of their aggregate shares of Common Stock to any third party in a bona fide arms-length transaction (except through a sale pursuant to Section 1.1.4) then, if requested by the Electing Stockholders, each other Major Stockholder shall join the Electing Stockholders in any such sale on a pro rata basis by complying fully with Section 3.2.2. The material terms and conditions of such sale, including, without limitation, the purchase price per share of Common Stock, shall be the same for all holders of Common Stock.

                  3.2.2 Each Major Stockholder who is required to join the Electing Stockholders in a sale pursuant to Section 3.2.1 shall, at the request of the Electing Stockholders, (i) Transfer, upon receipt of the purchase price therefor, such Major Stockholder's pro rata portion of the shares of Stock to any third party purchaser or purchasers free and clear of all security interests, liens, claims or encumbrances, (ii) execute and deliver any agreement being executed and delivered by the Electing Stockholders (on no less favorable agreement than the one being signed by the Electing Stockholders) containing such representations and warranties (or, at the option of such Major Stockholder, indemnities in respect of representations and warranties and representations and warranties relating exclusively to such Major Stockholder's ownership and title to its shares of such transaction, provided, however, that no Major Stockholder shall be required to provide indemnification by such Major Stockholder, in the aggregate, in an amount that is in excess of the lesser of
(A) its pro rata portion of the related liability or (B) the purchase price to be received by such Major Stockholder in such sale, except in the case of such Major Stockholder's fraudulent acts, or to make any representations or warranties which such Major Stockholder reasonably believes to be false; (iii) vote in favor of any such transaction of which the Electing Stockholders have voted in favor and (iv) execute and deliver such instruments of conveyance and assignment and take such other actions as reasonably requested by the Electing Stockholders in order to consummate such transaction.

         4.   Voting Agreement.

                  4.1 Board of Directors. Until the termination of this Agreement, each Major Stockholder agrees that from and after the date of this Agreement it will nominate and elect and will vote all of the shares of Stock owned or held of record by such Major Stockholder to elect and, thereafter, for such period, to continue in office the Company's Board of Directors consisting of each of the following: Kyu Hung Jang, Kjell Jagelid, Mike Moye, L. Scott Demerau and Todd Redding (but not their successors and assigns). Each Major Shareholder further agrees to maintain a Board of Directors of the Company composed of five (5) members.

                  4.2 Proxy. In order to effectuate Section 4.1, and in addition to and not in lieu of Section 4.1, each Major Stockholder owning shares of Stock hereby grants to the Secretary of the Company an irrevocable proxy pursuant to Section 212(e) of the General Corporation Law of the State of Delaware (the "Delaware Code"), coupled with an interest, solely for the purpose of voting all of the shares of Stock of the Company owned by the grantor of the proxy for the election of directors nominated and composition of the Board in accordance with Section 5.1, with a term corresponding to the rights in Section 4.1.

         5.   Stock Certificate Legends.

                  5.1 Mandatory Legends. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing shares of Stock owned by the Major Stockholders shall bear the following legends:

         THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER CONDITIONS AND RESTRICTIONS, AS SPECIFIED IN THE STOCKHOLDERS' AGREEMENT OF THE COMPANY, DATED AS OF MAY 1, 2003, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE AT THE OFFICE OF THE COMPANY AND WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER OF THE COMPANY UPON WRITTEN REQUEST.

         THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF EACH CLASS OR SERIES OF STOCK AUTHORIZED TO BE ISSUED AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND OR RIGHTS.

         THE STOCK REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE RESOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS COVERING SUCH SECURITIES, (B) AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE, (C) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR
(D) THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE STOCK REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

                  5.2 Additional Legends. In addition, certificates representing shares of Stock owned by residents of certain States shall bear any legends required by the laws of such States. All Stockholders shall be bound by the requirements of such legends to the extent that such legends are applicable. Upon a registration of any shares of Common Stock, the certificate representing such shares shall be replaced, at the expense of the Company, with certificates not bearing the legends required by Section 5.1.

         6.   Miscellaneous.

                  6.1 No Other Arrangements or Agreements. Each Major Stockholder hereby represents and warrants to the Company and the other Major Stockholders that he, she or it has not entered into or agreed to be bound by any other arrangements or agreements of any kind with any other Person (other than the Company) with respect to his, her or its shares of Stock, or any interest therein, including, but not limited to, arrangements or agreements with respect to the acquisition, disposition or voting of shares of Stock (whether or not such agreements and arrangements are with the Company, other stockholders or other Persons). Each Major Stockholder agrees with the Company that such Major Stockholder will not be a party to or enter into any such other arrangements or agreements as described above with any other Person as long as any of the terms of this Agreement remain in effect, except for any agreement between a Major Stockholder and the Company whereby such Major Stockholder agrees to Transfer Stock to the Company upon the termination of his employment with the Company or any Subsidiary of the Company or the termination of any consulting or similar relationship with the Company or any Subsidiary of the Company.

                  6.2 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Requisite Holders. If this Agreement is amended in accordance with the preceding sentence, the Company shall notify Stockholders promptly after such amendment, modification or supplement shall take effect.

                  6.3 Assignment.

                  6.3.1 Assignment Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

                  6.3.2 Agreements to be Bound. Notwithstanding anything to the contrary contained in this Agreement, any Transfer by any Major Stockholder to any Permitted Transferee, or any Involuntary Transfer to an Involuntary Transferee, shall be permitted under the terms of this Agreement only if such Permitted Transferee, or Involuntary Transferee, as the case may be, shall execute and deliver to the Company an Agreement to be Bound to this Agreement in substantially the form of Exhibit B hereto. Upon the execution of such instrument by such transferee, such transferee shall be deemed to be a Major Stockholder for all purposes of this Agreement, subject to the same obligations as the transferring Major Stockholder.

                  6.3.3 Additional Stockholders. Each of the Major Stockholders hereby acknowledges that on or after the date hereof the Company may, from time to time, with the prior approval of the Board, offer and sell shares of Stock to various Persons who may become "Major Stockholders" under this Agreement. No Major Stockholder shall have rights in the nature of preemptive rights with respect to any such additional Stock sold to such Persons. Any such investor shall, as a condition precedent to the acquisition of such shares of Stock (i) become a party to this Agreement by executing an Agreement to be Bound hereto in substantially the form of Exhibit B hereto and
(i) if such investor is a resident of a state with a community property system, cause his or her spouse to execute a Spousal Waiver in substantially the form of Exhibit C hereto and deliver such Agreement and Spousal Waiver, if applicable, to the Company. Upon such execution and delivery, such Person shall be deemed to be a Major Stockholder for all purposes of this Agreement and the Company shall amend Exhibit A hereto to reflect such additional Major Stockholder.

                  6.4 Termination.

                  6.4.1 Termination Generally. Any party to, or Person who is subject to, this Agreement who ceases to own any shares of Stock or any interest therein in accordance with the terms of this Agreement shall cease to be a party to, or Person who is subject to, this Agreement and thereafter shall have no rights or obligations hereunder, provided that any Transfer of shares of Stock by any Major Stockholder in breach of this Agreement shall not relieve such Major Stockholder of liability for any such breach.

                  6.4.2 Termination of Rights and Obligations. All rights and obligations pursuant to this Agreement shall terminate (excluding obligations that have arisen and are outstanding prior to termination) upon the earlier of
(a) a Change in Control of the Company, or (b) the date on which only one Major Stockholder owns Stock.

                  6.5 Recapitalization, Exchanges, etc. Affecting the Stock. The provisions of this Agreement shall apply to any and all shares of capital Stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the shares of Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation, or otherwise in such a manner as to reflect the intent and meaning of the provisions hereof.

                  6.6 No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.

                  6.7 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or Person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                  6.8 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

                  6.9 Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

                  6.10 Notices. Notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by facsimile as follows:

                  if to the Company, at:
                                         ___________________________
                                         ___________________________
                                         ___________________________

                                         Facsimile No.: ____________
                                         Attn: ____________________

                  with a copy (which shall not constitute notice) to:

                                         Robert E. Altenbach, Esq.
                                         Greenberg Traurig, LLP
                                         The Forum
                                         3290 Northside Parkway, N.W., Suite 400
                                         Atlanta, Georgia 30329
                                         Facsimile No.: (678) 553-2188

                  If to any Major Stockholder to the address and facsimile number as listed on the signature page hereto.

                  If to any other Person who becomes a Major Stockholder after the date hereof, to such Major Stockholder's address or facsimile number set forth in the counterpart of this Agreement executed and delivered by such Major Stockholder pursuant to this Agreement;

         or to such other person or address/fax as any party shall specify by notice in writing to the Company. All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by facsimile on the next day following the day on which such telecopy was sent, provided that a copy is also sent by certified or registered mail.

                  6.11 Defined Terms. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

                  6.11.1 Change of Control. The term "Change of Control" shall mean (i) the sale, transfer or other conveyance of all or substantially all of the assets of the Company, (ii) the merger or consolidation of the Company with or into any other Person whereafter the stockholders of the Company immediately prior to such merger or consolidation fail to own fifty percent (50%) or more of the voting power of the surviving Person or (iii) the sale (whether through one sale or multiple sales to a single Person or group of related Persons during any period of time after the date hereof) by the stockholders of the Company of an aggregate of fifty percent (50%) or more of the capital Stock (by voting power) of the Company owned by such stockholders in the aggregate, immediately prior to such sale or sales.

                  6.11.2 Fair Market Value. The term "Fair Market Value" shall mean with respect to any share of Stock (including, without limitation Preferred Stock and Common Stock), the closing price per share of the Common Stock of the Company, on any given date, on the principal national securities exchange on which the Common Stock of the Company is then listed or admitted to trading or, if not then listed or traded on any such exchange, on the NASDAQ National Market System, or if then not listed or traded on such system, the closing bid price per share on NASDAQ or other over-the-counter trading market. If at any time such quotations are not available, the "Fair Market Value" will be the highest price per share that the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as mutually determined in good faith by the Board of Directors of the Company.

                  6.11.3 Person. The term "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                  6.11.4 Requisite Holders. The term "Requisite Holders" shall mean the holders of at least sixty-seven percent (67%) of the outstanding shares of Common Stock held by the Major Stockholders.

                  6.11.5 Subsidiary. The term "Subsidiary" means, at any time, with respect to any Person (the "Subject Person"), (i) any Person of which either (A) more than 50% of the shares of stock or other interests entitled to vote in the election of directors or comparable Persons performing similar functions (excluding shares or other interests entitled to vote only upon the failure to pay dividends thereon or other contingencies) or (B) more than a 50% interest in the profits or capital of such Person are at the time owned or controlled directly or indirectly by the Subject Person or through one or more Subsidiaries of the Subject Person or by the Subject Person and one or more Subsidiaries of the Subject Person, or (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the Subject Person and are recorded on the books of the Subject Person for financial reporting purposes in accordance with generally accepted accounting practices.

                  6.11.6 Transfer. The term "Transfer" means any direct or indirect sale, assignment, mortgage, transfer, pledge, hypothecation or other disposition or transfer.

                  6.12 Headings; Execution in Counterparts. The headings and captions contained herein are for convenience and shall not control or affect the meaning or construction of any provision hereof. References to "herein," "hereto" or the like refer, unless provided otherwise or the context otherwise requires, to this Agreement as a whole. This Agreement may be executed in any number of counterparts, including fax, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

                  6.13 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to the shares of Stock, other than those expressly set forth or referred to herein or in the Certificate of Incorporation.

                  6.14 Enforcement of this Agreement. Each Major Stockholder hereby expressly agrees and declares that it would be impossible to measure in money the damages which would accrue to any other Major Stockholder or Company hereto by reason of the failure of any party to perform any of the obligations under this Agreement. Therefore, each Major Stockholder expressly agrees that in the event the Major Stockholder fails to tender such Major Stockholder's Stock as required by this Agreement, such purchaser(s) may demand compliance by the seller with the terms of this Agreement by sending written notice thereof to such Major Stockholder or the Major Stockholder's legal representative. If the Major Stockholder or legal representative fails to comply with the terms of this Agreement within fifteen (15) days after receipt of such written notice, then any such purchase of Stock may be consummated by transferring, on the books of the Company, the selling Major Stockholder's Stock to the purchaser upon the purchaser(s) tendering to the selling Major Stockholder or the legal representative, all sums and other documents due hereunder. Each Major Stockholder irrevocably authorizes Company, as his, her or its agent and attorney-in-fact, to take all steps necessary to effect such purchase and sale. Any other violation or threatened violation of this Agreement by Company, any Major Stockholder or a legal representative of a Major Stockholder, shall be sufficient basis for injunctive relief on behalf of any other Major Stockholder or the Company. Each Major Stockholder hereby agrees that if such proceeding be instituted by any other Major

Stockholder or the Company against him, the Major Stockholder against whom such proceeding is instituted hereby waives, in advance, any claim or defense that the party bringing such action has an adequate remedy at law, all parties hereby agreeing that in the event of breach or threatened breach of this Agreement by any Major Stockholder, neither the other Major Stockholders nor the Company will have an adequate remedy at law. Such equitable remedies shall be cumulative and not exclusive and shall be in addition to any other remedy which the Company or any Stockholder may have. Each MAJOR Stockholder hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts in ATLANTA, GEORGIA for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof. Each MAJOR Stockholder hereby consents to service of process by mail made in accordance with APPLICABLE LAW.

                  6.15 Legal Fees. In any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement, or the breach thereof, the prevailing party shall be entitled to recover from the losing party, in addition to any other relief, reasonable expenses, attorneys' fees and costs actually incurred.

                  6.16 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be an original but all of which shall constitute one and the same agreement.

                         [SIGNATURES ON FOLLOWING PAGES]

         IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto as of the date first above written.

                                                   SIMEX TECHNOLOGIES, INC.

                                              By:    /s/ Kjell Jagelid
                                                    ---------------------------
                                              Title: Chief Executive Officer
                                                     --------------------------

                                               "Major Stockholders"

                                               /s/ Gary Todd Redding
                                               --------------------------------
                                               Gary Todd Redding


                                               Wooju Communications Co., , LTD

                                               By:   /s/ Kim Hyang Tae
                                                     ---------------------------
                                               Title: President
                                                      --------------------------


                                               Eutopeon Enterprises, LLC

                                               By:  /s/ L. Scott Demerau
                                                    ----------------------------

                                               Title:  Managing Member
                                                    ----------------------------

                                   EXHIBIT "A"

                                  STOCKHOLDERS

As of May 20, 2003

MAJOR STOCKHOLDERS                                                          Shares Owned:
                                                                            -------------
Gary Todd Redding                                            10,316,995 SHARES OF COMMON STOCK

                                                                897,625 SHARES OF SERIES B PREF. STOCK

Wooju Communications Co., LTD                                 6,877,997 SHARES OF COMMON STOCK

                                                                928,006 SHARES OF SERIES A PREF. STOCK

                                                                598,417 SHARES OF SERIES B PREF. STOCK

Eutopeon Enterprises, LLC                                     2,436,016 SHARES OF COMMON STOCK

                                   EXHIBIT "B"

                          FORM OF AGREEMENT TO BE BOUND

                            SIMEX TECHNOLOGIES, INC.

                             STOCKHOLDERS' AGREEMENT

         The undersigned hereby joins in and signifies adoption of and agreement to be bound, as a Major Stockholder, by the terms and conditions of the Stockholders Agreement of SIMEX TECHNOLOGIES, INC. (the "Company"), dated May 20, 2003, and all amendments thereto (the "Stockholders' Agreement"), and authorizes the attachment of this signature page to a duplicate original of the Stockholders' Agreement.

         The undersigned acknowledges receipt of a copy of the Stockholders' Agreement and all amendments thereto. The undersigned acknowledges that he(she) has read such Stockholders' Agreement and all amendments thereto and understands that by signing this document, he(she) shall thereby assume all of the duties and obligations of a Major Stockholder thereunder.

         Capitalized terms used herein have the meanings set forth in the Stockholders' Agreement.

Dated: ___________________________               _______________________________

                                                 (Signature)

Number of shares held:

__________________________________               _______________________________

                                                 (print name)

                                                 _______________________________

                                                 _______________________________

                                                 (address)

                                   EXHIBIT "C"

                                 SPOUSAL WAIVER

___________________________ [Name of Spouse] hereby waives and releases any and all equitable and/or legal claims and rights, whether actual, inchoate or contingent, which he or she may acquire with respect to the disposition, voting or control of the shares of the capital Stock of SIMEX TECHNOLOGIES, INC. subject to this Stockholders' Agreement, except for rights in respect of the proceeds of any disposition of such Stock.

                                                 _______________________________
                                                 [Signature of Spouse]